Exhibit 99.1

MAKEMUSIC INC.

TRANSCRIPT

OF THE

ANNUAL MEETING OF SHAREHOLDERS

August 24, 2011

3:30 p.m.

The following is a transcript of the presentation and discussion that occurred at our Annual Meeting of Shareholders on August 24, 2011. Various statements in the transcript regarding future expectations, plans, and prospects for the company constituted forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements included those relating to: opportunities for earnings growth; expected product investments, expected benefits and opportunities from such investments, and our ability to overcome risks and challenges related to such investments; our intent to share information about our development efforts on a regular basis; intended changes to our sales channels and strategies; our marketing and branding strategy; our intent to foster relationships with industry partners; expected personnel changes and additions; our opportunities with state education programs; anticipated product release dates; the effect that investments in product development will have on our financial statements; and expected revenue generation activities. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements may generally be identified by terminology including “believes,” “can,” “continue,” “could,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will,” or other similar terms. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including: our ability to implement our growth and product development strategies; customer acceptance of new product developments and offerings; the success of our sales and marketing strategies; locating and retaining talented employees, and the success of our employees and personnel to execute on our initiatives; our ability to offer products that utilize rapidly changing technology; and other factors disclosed from time to time in our filings with the Securities and Exchange Commission.

Shareholders are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, other than as required by law.

Morrison:	Good afternoon ladies and gentlemen, and welcome to MakeMusic’s 2011 Annual Meeting of Shareholders. I’m Bob Morrison, Chairman of the Board of Directors, and I will be presiding at the meeting today. At this time I’ll call this meeting to order. If there are any shareholders who have not yet registered, please do so at this time. Also, if there are any shareholders present who have not previously submitted their proxies for vote at this meeting or who wish to revoke any proxies previously given, please do so at this time.

Prior to starting our official business, I’d like to make some introductions. First off, I would like to introduce several of our Board members that are present here today. First I’d like to introduce one of our Directors, Trevor D’Souza, who’s in the back; Director and Audit Committee Chairman, Keith Fenhaus; Director in the back of the room, Jeff Koch; Director and Compensation Committee Chairman, Michael Skinner; and our Director and Chief Executive Officer, Karen van Lith.

I would also like to take this opportunity to introduce some new members to our senior management team that are present for today’s meeting and that includes Paul Carlson who is our new Chief Technology Officer; Rick Hammond who is our new Vice President of Marketing and Solutions Management; and additional members of our management team that are also with us today: Dan Massoth who is our SmartMusic Product Manager, who you’ll be hearing from later; Deb Peterson, our Vice President of Human Resources; Beth Sorenson our new Vice President of Emerging Music Technology; and Karen VanDerBosch, our Chief Operating Officer and Chief Financial Officer who will be serving as our Secretary for today’s meeting.

Also our corporate counsel is Melodie Rose from Fredrikson & Byron; our public accounting firm representatives from McGladrey & Pullen are Chad Anderson and Pete Thelen; and finally Marcus Blue from Wells Fargo Shareholder Services who is our transfer agent and will be acting as our inspector of elections today. I will now call upon Karen VanDerBosch to report on the mailing of notices.

VanDerBosch:	I present to the meeting an affidavit which states that officers of MakeMusic caused to be mailed to shareholders of record as of the close of business on June 27, 2011 the following: Notice of Annual Meeting and Proxy Statement dated July 18, 2011, Form of Proxy, return envelope, and 2010 Annual Report on Form 10-K. As Secretary of the Annual Meeting, I certify that this meeting has been duly called pursuant to statutory requirements and MakeMusic Bylaws. I will now report on the number of shares represented in person or by proxy. The shareholder list shows that holders of 4,861,644 shares of common stock of MakeMusic are entitled to vote at this meeting. We are informed by Marcus Blue of Wells Fargo Shareholder Services, our inspector of elections, that there are represented in person or by proxy 3,918,598 shares of common stock representing approximately 80.6% of all shares entitled to vote at this meeting.

Morrison:	Thank you. With at least a majority of the issued and outstanding shares of stock represented at the meeting either in person or by proxy, this constitutes a quorum; therefore, the meeting is lawfully convened. Unless there is any objection at this time, the reading of the minutes of the last annual meeting is waived. Any objection? Seeing none, we’ll move on.

The first item of business is the election of each of the following seven persons to serve as a director until the next annual meeting of shareholders and until his successor shall be elected and qualified. They are Robert Morrison, Karen van Lith, Trevor D’Souza, Keith Fenhaus, Jeffrey Koch, Graham Richmond and Michael Skinner. The Directors have been elected with each nominee receiving a plurality of the shares present and entitled to vote at this meeting.

The final motion is to ratify the appointment of McGladrey & Pullen, L.L.P. as our independent registered public accounting firm for the year ending December 31, 2011. The motion receiving approximately 99.7% of the votes present at this meeting has been adopted. If there is no further business, I will ask for a motion that the meeting be adjourned and the presentation by management will be made immediately after the formal portion of this meeting. Is there a motion to adjourn?

Shareholder:	[Inaudible: Motion to adjourn the meeting].

Morrison:	Second?

Shareholder:	[Inaudible: Second].

Morrison:	All in favor say aye.

Shareholders:	Aye.

Morrison:	Opposed, say nay? Excellent. The motion is carried and the meeting is officially adjourned. Now we’ll move into the management discussion portion of our presentation, and I have been informed that I have to read the following statement, so bear with me. I’ll try to make it as entertaining as possible.

Before we begin the town hall portion of the meeting, I would like to point out that various remarks we make about future expectations, plans and prospects for the company constitute forward-looking statements for the purposes of the safe-harbor provisions under the Private Securities Litigation Reform Act of 1995. Shareholders are cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they are made and to refer to our filings with the Securities and Exchange Commission for factors that could cause actual results to vary from expectations. End of disclaimer.

Alright, now the fun part. I’m very excited today to be able to introduce to you our new CEO, Karen van Lith. We are lucky to have found Karen after an extensive search process to identify the right candidate to lead MakeMusic for where we are today. We took the better part of five months hiring Spencer Stuart, a very well known search firm, to lead the executive search to find our new CEO.

This is the first time in MakeMusic’s history that we’ve gone outside of the company to identify and recruit a new CEO. When we went through our transition back in November, the Board made the commitment to all of our shareholders that we would do everything we could to find the best possible candidate to lead this business forward based on where the market is today, where it’s going and where our company stands. And as a Board we all believe strongly that we have found that person in Karen. Karen has an exceptional record of transforming companies through convergence to new technology platforms and growth acceleration. She has the skill set and experience to lead MakeMusic in its continuing evolution. So far she’s impressed the Board with the speed in which she has embraced the company, the changes that are already underway and the vision that she is outlining for the future of our business. While Karen is still in her assessment phase, she has a number of great ideas to lead MakeMusic into our next phase of growth. And I can speak from our personal experience in working with Karen both through the interview process and as she has hit the ground running as our new CEO, she is a force of nature, and I’m sure that you will agree as you get to know her and see the things that she has outlined for our business. Ladies and gentlemen, please welcome our new CEO, Karen van Lith.

van Lith:	Thank you Bob. It’s a pleasure to be here and meet some of the shareholders for the first time since joining MakeMusic.

I have had the opportunity to meet several of you prior to this meeting and I’m really excited to be a part of the MakeMusic team. I wouldn’t have joined if I didn’t believe that I could drive growth in profits for the shareholders. I have an accounting degree and an MBA, and I grew up through the finance discipline. So, ingrained in me at a very early stage of my career was a very clear sense of business purpose, which is to drive shareholder value. But I have even more operating experience than I have finance experience and I understand very clearly that driving shareholder value is just the end game. And you get there through the means of staying focused on being the best at what you do, delivering value for your markets and your customers.

In evaluating the opportunity at MakeMusic, it was very clear to me, as it certainly is with you since you’re sitting in the shareholder chair, that MakeMusic has opportunity to drive shareholder value with its existing innovative and differentiated product set. What I also saw was an amazingly fast-changing technology environment of delivery and consumption across new devices and platforms that, with the appropriate investments, could present new opportunities for MakeMusic that I could bring to fruition with my technology background because MakeMusic is first and foremost a technology company that serves the music and music education industry.

My core strength is in leading change. I’ve spent the last 20 years leading companies through changes necessary to capture growth in revenue and profit.

Since joining the company as President and CEO on June 13, I’ve been focused on:

• Getting to know our people and solutions;

• Connecting with our key customers, partners and shareholders; and

• Assessing the Company’s strengths and challenges as I prepare to lay out a roadmap for growth.

So, what you’ve all been waiting for – what are my assessments? What am I going to do about them? I have five things that I want to step you through today.

•      First, the underlying Finale technology architecture requires investment. Finale and its notation engine is the foundational framework for everything else we do in the Company. And I believe there are opportunities to improve our leverage of this product by investing in its underlying architecture and platform. This will allow us to capitalize on the capability of newer operating systems and platforms and optimize our development costs. I believe it will also lengthen the life of the product and improve its revenue and profit streams.

•      We’ve started to identify the efforts required to make these investments. These will be significant efforts, but entirely doable. There’s been nothing I’ve seen that is insurmountable or risky, nor is it unusual in older software companies. It just takes a lot of work, and it will require additional resources.

• As introduced by Bob I’ve hired a new CTO, Paul Carlson, who has specific experience and success in driving these kinds of efforts in IT organizations.

• And as soon as we understand the scope, the path and the costs of these efforts we’re going to be sharing that with you.

•      Secondly, our market and industry is going through delivery and consumption changes and with this change we need to evolve our solutions. Two significant market changes are everything moving to the cloud and the preference for mobile operating systems.

•      Installed software solutions that should be web-based cloud solutions simply will not survive as installed software. SmartMusic is the perfect application for a whole cloud-based solution, removing the barrier of technology issues when installing software and opening up new opportunities. Today SmartMusic is partly installed and partly cloud-based. To migrate to a full cloud-based solution will take investment, and we need to size what that effort is going to be.

•      The market also expects certain capability to be available on mobile apps, so we’ve identified some of the capability in our products that would be great applications for mobile computing platforms, in addition to the SmartMusic Inbox App that we’ve already announced. This will require additional resources and investment and when we’ve sized that investment and secured those resources, we’ll be sharing those specific plans with you.

•      We have open head count positions we’re trying to fill and we’ll be looking at how we may be able to augment these with additional contracted resources, but, at this point, none of these investments are above our current historical R&D levels. When we get to the point of investing in resources above the historical R&D to execute our new delivery of platforms, we’ll be sharing transparently with you.

• Thirdly, I believe that by refreshing and reorganizing our distribution channel strategies and partners we’ll be able to improve sales figures.

• I’ve combined all channels other than our direct sales force under one executive.

• We’ve begun to evaluate our current channels and channel partners to identify areas of improvement and lay out new expectations.

• We have opportunity to develop new marketing, technology and music industry partners, and have had discussions with many parties along these pursuits.

• I will continue to explore and work on all these opportunities and will announce any arrangements or new programs as they become definitive.

•      Fourthly, we have a market leadership position in innovating music technology solutions and e-learning in music. Leveraging and marketing this innovation and quality will improve the image of our Finale brand. I want to begin to emphasize the importance of Finale through tone-at-the-top, by educating our employees and markets about its unparalleled innovativeness and capability and our commitment to invest in the underlying technology.

•      We have a branding study currently underway so all of our efforts from marketing to customer support to our software user interface can be continually accentuating and building on the essence of our grand cache.

•      We’re standing up for ourselves and not letting our number one competitor, Sibelius, get away with misinforming the market by continuing to copy us and yet pretend they’re the superior product. You’ll get to see some of what I’m talking about in a few minutes when Justin takes you to our Finale website where we are showcasing some of our strengths as compared to Sibelius.

• We’ve begun to leverage our intensely loyal customers through advocacy programs, but it’s just the tip of the iceberg in regards to what we can do with social media and our fans.

• We have many additional marketing and demand generation efforts that are planned, and we’re going to be able to talk about those with you transparently when we’ve begun to execute on them.

•      Leading all of these efforts whether they’re currently underway or planned is our new VP of Marketing and Solutions Management, Rick Hammond, who Bob also introduced you to. Rick comes to us with specific, successful experience in marketing and launching technology solutions in both the business and consumer markets. I’ve also discovered a magic bullet in the company in Beth Sorenson, who will be instrumental in rebuilding our prestigious Finale brand. Beth was our VP of Engineering, but I moved her into a new role as VP of Emerging Music Technology. The insiders in the music technology industry – those entrepreneurs who are building new music technologies, the developers of the plug-ins and other existing music technologies – they know Finale is superior and they want to work with us. Beth, who is both a musician and a technologist, has built relationships with many of these music technology insiders and developed an enviable reputation of credibility and forward thinking. By establishing this role for Beth, she’ll be able to focus on working with emerging music technology and determining how best to leverage it with our core competency and strategies. These efforts will help us maximize our grand cache and reputation.

•      The fifth assessment I want to discuss is around two very specific solution opportunities that we’re pursuing or evaluating – both of which have been discussed or alluded to in previous investor calls.

•      First, the Race to the Top and statewide music standards assessment programs are being developed by our states in their quest for education outcome and accountability reform. I won’t repeat the specifics of the press release we issued yesterday regarding our collaboration with Texas and Florida, but I want to say there is significant opportunity for MakeMusic to be the standard music curriculum assessment tool for all statewide assessment programs, because frankly, no one else has the necessary repertoire even if they did have the technology to pull it off. And I want to share with you that our team has the dream to be known as the company that helped save music education in America.

•      However, this opportunity isn’t going to be something we can immediately size or plan on in our revenue projections anytime soon, because the process the states will use will be very methodical, risk averse and slow. Even if they’ve chosen us as their partner in developing an assessment’s tool, they still need to develop and work with us to identify specifically what it is they want us to develop and then they’ll roll the programs out slowly over time, adjusting as they need to before they actually become statewide.

•      Although it’s a longer term opportunity, we need to invest the resources now to build the relationships with at least the top-20 bell weather states in music education. We won’t be able to understand whether an assessment tool we develop for any one state can be leveraged into other states. But in talking to the Texas representatives who were in our offices on Thursday, there’s opportunity, again, with SmartMusic as the foundation in a fully cloud-based solution for educators to share best practices and successes among other states in a manner that they’ve never been able to do before. We’re quite excited about the value we could bring to all statewide music standards assessment efforts and will be working to bring this value by developing a new position in the company whose role is solely in business development of these bell weather states.

•      The second solution opportunity is to leverage MakeMusic’s incredibly valuable library of repertoire content. Even last November, management discussed the opportunity of selling some of this content in a pay-per-title venue where the content would have a SmartMusic wrapper. I’ve resurrected discussions with our two largest publisher partners to pursue their commitment, because without it, we can’t be successful. At this point they’re interested, but there’s a lot more work to do to ensure that we’re all on the same page and that there’s real money to be made by all parties before we begin to spend any investment required to make it happen. But, regardless of whether a pay-per-title opportunity actually pans out, it’s become clear to me that we need a leader who understands and owns the management of our licensed content and its correlating relationship with the copyright owners including every music publisher in the industry and we need someone who can pursue the acquisition of new content in a planful way consistent with our strategic direction. As such, I’m currently looking for a VP of Content Development and Licensing who will bring music publishing and music industry expertise to MakeMusic. I discussed this new role with our two largest music publisher partners and they are thrilled with our understanding that getting the music licensing process right is important.

Lastly, I want to comment on the incredible talent, passion and resilience of the MakeMusic employees. Their enthusiasm for their work is infectious and helps attract and retain new talent to the company, and I have the utmost confidence in their ability and desire to drive the business forward and execute on the strategies and actions we’ve defined.

Now you actually get to meet a couple of our incredibly talented employees – Dan Massoth is going to introduce some of the new capability in SmartMusic 2012 and introduce one of our customers and educators, Tricia (Stolz), to demo the use of the capability. And Justin Phillips is going to highlight five key areas of Finale strength that our customers say truly differentiates us. And as I mentioned earlier, we’re not going to stand by and let Sibelius steal the stage from us. So, as Justin describes these IP areas, he’s also going to highlight the comparison to Sibelius as we’ve launched this week on our website. So with that, here’s Justin.

[Product demonstration omitted from this transcript.]

van Lith:	With that I do want to open it up for Q&A.

[Product demonstration-related question omitted from this transcript.]

Shareholder:	The announcement you made with regard to Texas and Florida sounded pretty impressive. Can you give us some sense as to what that means in terms of licenses? Obviously a lot of students, but is the state going to buy a couple licenses, or is it going to really drive significant subscriptions?

van Lith:	Well, it is a whole new model. It’s an actual assessment tool and so we have to work through each of the states with how they would want to implement it and use it. We have yet to identify how they might think about the use and the pricing. One of the things that we believe is an opportunity is the more of the schools in the state that are already using SmartMusic in just their class will allow us to perhaps leverage from a pricing standpoint, you know, combinations of pricing, packaging and that type of thing but it does need to be all worked through.

Shareholder:	Investment means money. Are you going to brace us for a bottom line negative profitability? Should we be looking for that? Should we be worrying about lack of profitability for a while?

van Lith:	That’s a very good question.

Shareholder:	And I know you can’t quantify that yet so I understand if you couldn’t quantify it but –

van Lith:	A lot of investment would not hit the income statement because that would be an asset.

Shareholder:	I’ve got a follow-up question for Bob. How many serious candidates went down to the wire for Karen’s job?

Morrison:	Well, I can tell you that the pool that Spencer Stuart first put together was pretty extensive and we had to go through a vetting process just to get to a semi-finalist pool and then a finalist pool. But we looked at 30 serious candidates. We created then a pool of about 6. We then reduced that pool down to 3 finalists that made presentations to the full Board of Directors before making a decision. Prior to that we had a three-member search committee made up of three members of the Board including Trevor D’Souza and Graham Richmond who’s not here today. Every week on Friday, we were on the phone with Spencer Stuart reviewing the candidates and where they were in the process. We had candidates from all across the country and candidates that were from very well recognized companies in very high positions. The thing that we were very pleased about was the depth of the pool of candidates that we had to draw from and we were very excited by the presentations that we had at the full Board of Directors meeting. But, from the very moment that Karen came on our radar, and I think it was Trevor who actually was the first to personally interview her in the process, she came to the top of the list both for Spencer Stuart and then for the individual Board members separately. So a very well thought out process, some spectacular candidates and I firmly believe, and I know the Board members agree with me and I suspect the staff does as well, that we really got our candidate.

van Lith:	I could just attest to the process because I had been looking at other CEO opportunities that this was the most thorough CEO search and hiring process I’ve ever been through.

Shareholder:	I’d like to ask a question regarding the delay this year in the release of Finale. Since Finale is coming out significantly later than originally planned, probably early some time this fall, how do you anticipate that will affect the release of Finale 2013?

van Lith:	We look at them as separate, independent events. Just because Finale 2012 is late doesn’t mean Finale 2013 will be late as well.

Shareholder:	So are you hopefully going to try to get back on plan and release Finale 2013 then in the middle of summer, summer of next year?

van Lith:	We’ve begun to identify what we want in Finale 2013 and we do not want to be releasing in October of 2012. So it is our plan to release earlier.

Shareholder:	I have a follow-up question about the choir piece. Does anyone have any numbers as to how many choirs are using SmartMusic now and what is the market opportunity in terms of numbers of choirs that would be – you might be going after with your sales force?

van Lith:	We have some information. I shared that on the last call. The most qualified and reputable statistics we could find is the U.S. Census Bureau and that was 6 million students in vocal and band programs at any point in time and so we do not have a good breakdown or something that we feel confident sharing that is anything in a smaller pool than that for you. So 6 million was the total.

Shareholder:	[Question inaudible].

van Lith:	How many choirs? I don’t know if we know that, Dan. Do you have any idea if we know how many choirs currently?

Massoth:	It’s somewhere between about 400 and 800 educators that we know of that are using those vocal features.

van Lith:	Other questions?

Shareholder:	On the Finale presentation versus Sibelius, can you give us a sense as to what are the market shares and what are the different price points and the way it was presented, we should be knocking their socks off and why would anybody buy Sibelius, and maybe that’s going to happen now but I’d just be curious as to sort of what the rough market split is and the price points and so forth.

van Lith:	We do know in the college market as music students, most colleges use some kind of notation software and many actually use both and some use just Sibelius and some use just Finale. And we do have about an 85% penetration in the colleges and Sibelius is much less and then of course some of that is overlap where some schools use both. The price point is very similar. We each kind of run our own promotions like you saw on our website, trade up, this is a special trade up for only this if you switch from Sibelius to Finale. We do run campaigns and programs with special pricing and also pricing will differ depending on the channel that you acquire it from, a direct versus a reseller dealer.

Shareholder:	How about on the overall market, what are their sales on an annual basis of notation versus ours?

van Lith:	That’s not something that they actually disclose so we don’t know. Anybody want to guess? It’s not something that we have access to.

Other questions? Okay, well thank you very much for coming and sharing the excitement, the same excitement we have about our wonderful products and enjoy the rest of the day.

This transcript was made from an audio recording of the Annual Meeting. It includes non-substantive revisions for purposes of clarity and may contain transcription errors.